 Exhibit 99.1

Xplore Technologies Retains Tom Wilkinson as Interim CFO

Veteran CFO Joins Xplore in New Role After 5-Years as Audit Partner Through 2012

AUSTIN, Texas – August 5, 2015 – Xplore Technologies Corp. (NASDAQ: XPLR), manufacturer of the world’s broadest range of high-quality rugged tablet computers, today announced it has retained Tom Wilkinson as interim CFO.

“We are honored to have someone of Tom’s caliber and with his level of experience join our executive management team,” said Philip Sassower, chairman and CEO of Xplore Technologies. “Tom has worked both as a CFO and as an auditor, including as partner in charge of Xplore’s audit process for five years while at PMB Helin Donovan. We have had more than a decade long relationship with Tom and he is very familiar with the Xplore financial management process, our team and our overall business. Tom is uniquely positioned to lead Xplore’s finance and accounting function and is one of the leading candidates in our search for a permanent CFO.”

Wilkinson was a founding partner of PMB Helin Donovan and left the firm as Managing Partner in December 2013, after twelve years. During his tenure, Wilkinson was primarily responsible for growing the firm from start up to one of the 150 largest audit firms in the nation. His clients included software and technology companies, like Xplore. In the audit field, Wilkinson previously worked at KPMG and Kenneth Leventhal & Company.

Wilkinson left PMB Helin Donovan to become CFO of Amherst Holdings, a financial services holding company with a primary focus on real estate and related structured finance markets. At Amherst, Wilkinson helped to raise significant amounts of debt and equity and revamped its finance and accounting department. Prior to co-founding PMB Helin Donovan, Wilkinson worked for Dell and then as CFO of Credit Suisse First Boston subsidiary Calmco Servicing, a firm focused on mortgage loan servicing.

Wilkinson holds a Bachelors of Business Administration and a Masters of Professional Accounting from the University of Texas at Austin and is a certified public accountant in Texas and Colorado.

“Tom replaces Michael Rapisand, our departing CFO, whom we thank for his many years of service at Xplore,” continued Sassower.

For more information on Xplore Technologies, please visit www.xploretech.com.

About Xplore Technologies

Established in 1996, Xplore Technologies Corp. is the number two provider of rugged tablet PCs worldwide. With its recent acquisition of the Motion Computing product portfolio, the company now delivers the broadest range of rugged Windows and Android tablets available on the market. The company’s award-winning tablet PCs are among the most powerful and longest lasting in their class – able to withstand nearly any hazardous condition or environmental extreme – and are purpose-built for the unique workflow demands of critical industries including oil & gas, utilities, telecommunications, government, military, public safety, manufacturing, distribution and healthcare. Xplore's products are sold and serviced on a global basis across the Americas, Europe, Middle East, Africa, and Asia Pacific regions. For more information, visit the Xplore Technologies website at www.xploretech.com.

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